Sub-Item 77E

                     INVESCO VAN KAMPEN SENIOR INCOME TRUST

                                LEGAL PROCEEDINGS

SETTLED ENFORCEMENT ACTIONS AND INVESTIGATIONS RELATED TO MARKET TIMING

     On October 8, 2004, Invesco Advisers, Inc. (Invesco), successor by merger to Invesco Aim Advisors, Inc. and INVESCO Funds Group, Inc. (IFG), both former investment advisers, along with Invesco Aim Distributors, n/k/a Invesco Distributors, Inc. (Invesco Distributors) reached final settlements with certain regulators, including the Securities and Exchange Commission (SEC), the New York Attorney General and the Colorado Attorney General, to resolve civil enforcement actions and/or investigations related to market timing and related activity in the AIM Funds (n/k/a the Invesco Funds), including those formerly advised by IFG. As part of the settlements, a $325 million fair fund ($110 million of which is civil penalties) was created to compensate shareholders harmed by market timing and related activity in funds formerly advised by IFG. Additionally, Invesco and Invesco Distributors created a $50 million fair fund ($30 million of which is civil penalties) to compensate shareholders harmed by market timing and related activity in funds advised by Invesco, which was done pursuant to the terms of the settlement. The methodology of the fair funds distributions was determined by Invesco's independent distribution consultant (IDC Plan), in consultation with Invesco and the independent trustees of the Invesco Funds, and approved by the SEC on May 23, 2008.

     The IDC Plan provides for distribution to all eligible investors, for the periods spanning January 1, 2000 through July 31, 2003 (for the IFG Fair Fund) and January 1, 2001 through September 30, 2003 (for the AIM Fair Fund), their proportionate share of the applicable Fair Fund to compensate such investors for injury they may have suffered as a result of market timing in the affected funds. The IDC Plan includes a provision for any residual amounts in the Fair Funds to be distributed in the future to the affected funds. Further details regarding the IDC Plan and distributions thereunder are available on Invesco's Web site, available at http://www.invesco.com/us.

     At the present time, management of Invesco and the Invesco Funds are unable to estimate the impact, if any, that the outcome of the Pending Litigation and Regulatory Inquiries described herein may have on Invesco, Invesco Distributors or the Invesco Funds.

Pending Regulatory Action Alleging Market Timing

     On August 30, 2005, the West Virginia Office of the State Auditor - Securities Commission (WVASC) issued a Summary Order to Cease and Desist and Notice of Right to Hearing to Invesco and Invesco Distributors (Order No. 05-1318). The WVASC makes findings of fact that Invesco and Invesco Distributors entered into certain arrangements permitting market timing of the Invesco Funds and failed to disclose these arrangements in the prospectuses for such Funds, and conclusions of law to the effect that Invesco and Invesco Distributors violated the West Virginia securities laws. The WVASC orders Invesco and Invesco Distributors to cease any further violations and seeks to impose monetary sanctions, including restitution to affected investors, disgorgement of fees, reimbursement of investigatory, administrative and legal costs and an "administrative assessment," to be determined by the Commissioner. Initial research indicates that these damages could be limited or capped by statute. By agreement with the Commissioner of Securities, Invesco's time to respond to that Order has been indefinitely suspended.

Private Civil Actions Alleging Market Timing

     Multiple civil lawsuits, including purported class action and shareholder derivative suits, have been filed against various parties (including, depending on the lawsuit, certain Invesco Funds, IFG, Invesco, Invesco Aim Management Group, Inc., n/k/a Invesco Management Group, Inc. and certain related entities, certain of their current and former officers and/or certain unrelated third parties) based on


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

                                                                    Sub-Item 77E

allegations of improper market timing and related activity in the Invesco Funds. These lawsuits allege a variety of theories of recovery, including but not limited to: (i) violation of various provisions of the Federal and state securities laws; (ii) violation of various provisions of Employee Retirement Income Security Act of 1974, as amended (ERISA); (iii) breach of fiduciary duty; and/or (iv) breach of contract. These lawsuits were initiated in both Federal and state courts and seek such remedies as compensatory damages; restitution; injunctive relief; disgorgement of management fees; imposition of a constructive trust; removal of certain directors and/or employees; various corrective measures under ERISA; rescission of certain Funds' advisory agreements; interest; and attorneys' and experts' fees. All lawsuits based on allegations of market timing, late trading, and related issues have been transferred to the United States District Court for the District of Maryland (the MDL Court) for consolidated or coordinated pre-trial proceedings.

     Pursuant to an Order of the MDL Court, plaintiffs in these lawsuits consolidated their claims for pre-trial purposes into three amended complaints against various Invesco - and IFG-related parties. The parties in the amended complaints have agreed in principle to settle the actions. A list identifying the amended complaints in the MDL Court and details of the settlements are discussed below.

     - RICHARD LEPERA, INDIVIDUALLY AND ON BEHALF OF ALL OTHERS SIMILARLY SITUATED (LEAD PLAINTIFF: CITY OF CHICAGO DEFERRED COMPENSATION PLAN),
          V. INVESCO FUNDS GROUP, INC., ET AL, in the MDL Court (Case No. 04-MD-15864; No. 04-CV-00814-JFM) (originally in the United States District Court for the District of Colorado), filed on September 29, 2004.

     - CYNTHIA ESSENMACHER, ET AL., Derivatively on Behalf of the Mutual Funds, Trusts and Corporations Comprising the Invesco and AIM Family of Mutual Funds v. AMVESCAP, PLC, ET AL., in the MDL Court (Case No. 04-MD-15864-FPS; No. 04-819), filed on September 29, 2004.

     - MIRIAM CALDERON, INDIVIDUALLY AND ON BEHALF OF ALL OTHERS SIMILARLY SITUATED, V. AVZ, INC., ET AL., in the MDL Court (Case No. 1:04-MD-15864-FPS), filed on September 29, 2004.

     On March 1, 2006, the MDL Court dismissed all derivative causes of action in the Essenmacher lawsuit but two: (i) the excessive fee claim under Section 36(b) of the Investment Company Act of 1940 (the 1940 Act); and (ii) the "control person liability" claim under Section 48 of the 1940 Act, and all claims asserted in the Lepera class action lawsuit but three: (i) the securities fraud claims under Section 10(b) of the Securities Exchange Act of 1934; (ii) the excessive fee claim under Section 36(b) of the 1940 Act (which survived only insofar as plaintiffs seek recovery of fees associated with the assets involved in market timing); and (iii) the "control person liability" claim under Section 48 of the 1940 Act. On June 14, 2006, the MDL Court entered an order dismissing the Section 48 claim in the derivative (Essenmacher) lawsuit. Based on the MDL Court's March 1, 2006 and June 14, 2006 orders, all claims asserted against the Funds that were transferred to the MDL Court were dismissed, although certain Funds remain nominal defendants in the derivative (Essenmacher) lawsuit. On January 5, 2008, the parties reached an agreement in principle to settle both the class action (Lepera) and the derivative (Essenmacher) lawsuits, subject to the MDL Court approval. Individual class members have the right to object.

     On September 15, 2006, Judge Motz for the MDL Court granted the Defendants' motion to dismiss the ERISA (Calderon) lawsuit and dismissed such lawsuit. The Plaintiff appealed this decision. On June 16, 2008, the Fourth Circuit Court of Appeals reversed the dismissal and remanded this lawsuit back to the MDL Court for further proceedings. On December 15, 2008, the parties reached an agreement in principle to settle this lawsuit, subject to the MDL Court approval. Individual class members have the right to object. No payments are required under the settlement; however, the parties agreed that certain limited changes to benefit plans and participants' accounts would be made.


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                                                                    Sub-Item 77E

Other Actions Involving Invesco Van Kampen Senior Income Trust

     HARRY SULESKI AND LEON MCDERMOTT, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN HIGH INCOME TRUST II, AND MARILYN MORRISON, HARRY SULESKI AND JOHN JOHNSON, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN SENIOR INCOME TRUST V. VAN KAMPEN ASSET MANAGEMENT, WAYNE W. WHALEN, EDWARD C. WOOD, III, STUART N. SCHULDT, JOHN L. SULLIVAN, STEFANIE V. CHANG YU, KEVIN KLINGERT, JERRY W. MILLER, RONALD E. ROBINSON, AMY R. DOBERMAN, DENNIS SHEA, CHRISTINA JAMIESON, ANDREW FINDLING, DENNIS,
     M. SCHANEY, GERALD FOGARTY, JEFFREY SCOTT, PHILIP YARROW, STEVEN K. KREIDER, HOWARD TIFFEN AND MORGAN STANLEY, DEFENDANTS AND INVESCO VAN KAMPEN HIGH INCOME TRUST II AND INVESCO VAN KAMPEN SENIOR INCOME TRUST, NOMINAL DEFENDANTS. On August 3, 2010, Harry Suleski and Leon McDermott (Plaintiffs) filed a complaint against Van Kampen Asset Management, certain current and former trustees and executive officers of the Fund and Morgan Stanley (Defendants), alleging that they breached their fiduciary duties to common shareholders by causing the Fund to redeem Auction Rate Preferred Securities (ARPS) at their liquidation value when the secondary market valued the ARPS at a significant discount from their liquidation value. The redemption of the ARPS occurred at the expense of the Fund and its common shareholders. Plaintiffs seek judgment ordering: 1) Defendants to not redeem any ARPS at their liquidation value using Trust assets; 2) awarding monetary damages against all Defendants, individually, jointly or severally, in favor of the Trust, for all losses and damages suffered as a result of redemptions of ARPS at their liquidation value; 3) awarding Plaintiff the costs and disbursements of the action. Plaintiffs have requested a trial by jury. The matter is being presented to the Board for discussion.

Other Actions Involving Invesco Van Kampen Dynamic Credit Opportunities Fund, Invesco Van Kampen Senior Income Trust and Invesco Van Kampen Senior Loan Fund

     OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF TOUSA, INC., ET AL. V. CITICORP NORTH AMERICA, INC., ET AL., in the United States District Court of the Southern District of Florida Miami Division, Case No. 10-60017-CIV-ASG. This is an adversary proceeding brought in connection with the bankruptcy proceeding styled In re TOUSA, Inc., et al., and was filed on July 14, 2008, by the Official Committee of Unsecured Creditors of TOUSA, Inc., et al. TOUSA, Inc. and its subsidiaries are engaged in the home-building industry. The Funds, among other defendants, are named as defendants in two separate lending capacities: first, as lenders in a 2005 credit agreement (the "Credit Agreement"); and second, as lenders in a 2007 term loan (the "Term Loan"). Plaintiff alleges that monies used to repay the lenders to the Credit Agreement (the "Credit Lenders") were part of a fraudulent transfer for which the subsidiaries did not receive reasonably equivalent value and that those monies should be recovered by the estate under the bankruptcy laws. Plaintiff also alleges that subsidiaries of TOUSA, Inc. were forced to become co-borrowers and guarantors of the Term Loan and that they provided liens to the lenders on the Term Loan (the "Term Loan Lenders"), the proceeds of which were used to repay the Credit Lenders. Plaintiff alleges that the liens transfer was a fraudulent transfer for which the subsidiaries did not receive reasonably equivalent value, that the liens and guarantees should therefore be avoided, that certain other preferential transfers should be avoided, and that Plaintiff should receive other equitable relief under the bankruptcy laws. The Fund, as a Credit Lender, moved to dismiss the amended complaint, which was denied on December 4, 2008. The Fund and the other Credit Lenders sought leave to appeal the denial of the motion to dismiss, which was denied on February 23, 2009. Plaintiff thereafter filed a Second and Third Amended Complaint. The Fund filed two answers to the Third Amended Complaint in its respective capacity as a Credit Lenders and Term Loan Lenders.
     A Court-ordered mediation took place in March 2009, but no


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                                                                    Sub-Item 77E

     resolution was reached. The case went to trial, and on October 13, 2009, the Court entered Final Judgment in favor of Plaintiff providing: (1) the avoidance of the liens and guarantees; (2) the Credit Lenders repay the amount received in repayment of the Credit Agreement; and (3) the Term Loan Lenders must disgorge any principal and interest received on the Term Loan and any attorneys' and professional fees paid in connection with the adversary proceeding. The Court also ordered the payment of prejudgment interest on the damages and disgorgement awards. On October 30, 2009, the Court entered the Amended Final Judgment against the defendants, which granted the same relief as the Final Judgment, and ordered that the defendants, including the Fund, post bonds equal to 110% of the damages and disgorgement awards against them. The Defendants posted those bonds. On May 28, 2010, the Court entered an order providing for additional interest to be paid by the Credit Lenders in connection with the damages award against them. On July 13, 2010, the Court entered an order setting the amounts of the disgorgement awards against the Term Loan Lenders. The Credit Lenders and Term Loan Lenders, including the Fund, have appealed.

     More detailed information regarding each of the civil lawsuits identified above, including the parties to the lawsuits and summaries of the various allegations and remedies sought, can be found in the Fund's Statement of Additional Information.


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